CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Currency-Linked Capital Protected Notes due 2012	$6,406,000	$357.45

August 2009

Pricing Supplement No. 153
Registration Statement No. 333-156423
Dated August 24, 2009
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Currencies

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Brazilian real + Russian ruble + Indian rupee + Chinese renminbi

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,406,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	August 24, 2009
Original issue date:	August 31, 2009 (5 business days after the pricing date)
Maturity date:	May 31, 2012
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real (“BRL”)	25%	1.8339	Reuters “BRFR”
	Russian ruble (“RUB”)	25%	31.5688	Reuters “EMTA”
	Indian rupee (“INR”)	25%	48.5000	Reuters “RBIB”
	Chinese renminbi (“CNY”)	25%	6.8309	Reuters “SAEC”
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	The sum of the currency performance values of each of the basket currencies
Participation rate:	115%
Currency performance value:
With respect to each of the basket currencies:
[(initial exchange rate / final exchange rate) – 1] x weighting
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	May 21, 2012
CUSIP:	617482GL2
ISIN:	US617482GL23
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	1.75%	98.25%
Total	$6,406,000	$112,105	$6,293,895

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date:	Maturity date:
August 24, 2009	August 31, 2009 (5 business days after the pricing date)	May 31, 2012
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$6,406,000
Basket:	Basket Currencies	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real (“BRL”)	25%	1.8339	Reuters “BRFR”
	Russian ruble (“RUB”)	25%	31.5688	Reuters “EMTA”
	Indian rupee (“INR”)	25%	48.5000	Reuters “RBIB”
	Chinese renminbi (“CNY”)	25%	6.8309	Reuters “SAEC”
Issue price:	$1,000 per note (see “Syndicate Information” on page 4)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	The sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.

Please see “Hypothetical Payout on the Notes” starting on page 5 for full examples of how to calculate the basket performance at maturity.
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:
With respect to each basket currency, the weighted percentage appreciation or depreciation of such basket currency as represented by the following formula:
currency performance x weighting
Under the terms of the notes, a positive currency performance means the basket currency has appreciated relative to the U.S. dollar, while a negative currency performance means the basket currency has depreciated relative to the U.S. dollar.

Participation rate:	115%
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-Linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.
Valuation date:	May 21, 2012
Risk Factors:	Please see “Risk Factors” beginning on page 7.

August 2009	Page 2

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482GL2
ISIN:	US617482GL23
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 3.0324% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,086.3310 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$10.1080	$10.1080
January 1, 2010 through June 30, 2010	$15.3153	$25.4233
July 1, 2010 through December 31, 2010	$15.5475	$40.9708
January 1, 2011 through June 30, 2011	$15.7832	$56.7540
July 1, 2011 through December 31, 2011	$16.0225	$72.7765
January 1, 2012 through the Maturity Date	$13.5545	$86.3310

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have affected the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Supplemental information regarding plan of distribution:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

August 2009	Page 3

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.0000%	1.7500%	<$1MM
99.6250%	1.3750%	≥$1MM and <$3MM
99.4375%	1.1875%	≥$3MM and <$5MM
99.2500%	1.0000%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for currency-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2009	Page 4

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are two full examples showing how to calculate the payment at maturity.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates and basket performances used in the examples below are hypothetical and do not reflect actual final exchange rates or basket performances.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	25%	1.8390	1.6718	+ 10%
RUB	25%	31.3849	28.5317	+ 10%
INR	25%	48.6150	44.1955	+ 10%
CNY	25%	6.8314	6.2104	+ 10%

Basket performance = sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus

[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  25%

So, using the hypothetical initial and final exchange rates above:

[(1.8390 / 1.6718) - 1] x 25% = 2.5%, plus
[(31.3849 / 28.5317) - 1] x 25% = 2.5%, plus
[(48.6150 / 44.1955) - 1] x 25% = 2.5%, plus
[(6.8314 / 6.2104) - 1] x 25% = 2.5%
Basket performance = 10%

Hypothetical basket performance     =     10%

Participation rate                              =     115%

Supplemental redemption amount   =     $1,000  x  basket performance x  participation rate

   =      $1,000  x  10%  x  115%  = $115

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,115, which is the sum of the $1,000 principal amount and the supplemental redemption amount of $115.

August 2009	Page 5

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Example 2:  Basket performance is zero or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	25%	1.8390	1.6718	+ 10%
RUB	25%	31.3849	41.8465	– 25%
INR	25%	48.6150	64.8200	– 25%
CNY	25%	6.8314	6.2104	+ 10%

Basket performance = sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  25%, plus

[(Initial RUB exchange rate / Final RUB exchange rate) – 1]  x  25%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  25%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  25%

So, using the hypothetical initial and final exchange rates above:

[(1.8390 / 1.6718) - 1] x 25% = 2.5%, plus
[(31.3849 / 41.8465) - 1] x 25% = – 6.25%, plus
[(48.6150 / 64.8200) - 1] x 25% = – 6.25%, plus
[(6.8314/ 6.2104) - 1] x 25% = 2.5%
Basket performance = – 7.5%

Hypothetical basket performance    =   – 7.5%

Supplemental redemption amount  =   $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Brazilian real and the Chinese renminbi is more than offset by the depreciation of the Russian ruble and the Indian rupee.

August 2009	Page 6

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

August 2009	Page 7

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

▪
The current global financial crisis can be expected to heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies and the U.S.; and (viii) any actual or anticipated changes in our credit ratings or credit spreads.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may adversely affect the payment to you at maturity.

August 2009	Page 8

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the basket currencies and, as a result, could have increased the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the notes.

August 2009	Page 9

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Historical Information

The first graph below sets forth the basket performance for the period from January 1, 2004 through August 24, 2009.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2004 through August 24, 2009, and the related graphs set forth the exchange rates for each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.

Basket Historical Performance January 1, 2004 to August 24, 2009

August 2009	Page 10

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

BRL (BRL / 1 USD)	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter (through August 24, 2009)	2.0092	1.8136	1.8390

Brazilian real January 1, 2004 to August 24, 2009 (expressed as BRL per 1 USD)

August 2009	Page 11

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

RUB (RUB / 1 USD)	High	Low	Period End
2004
First Quarter	29.2425	28.4375	28.5190
Second Quarter	29.0825	28.5075	29.0697
Third Quarter	29.2755	28.9900	29.2229
Fourth Quarter	29.2210	27.7200	27.7200
2005
First Quarter	28.1950	27.4487	27.8621
Second Quarter	28.6800	27.7080	28.6300
Third Quarter	28.8312	28.1600	28.4977
Fourth Quarter	28.9814	28.4295	28.7414
2006
First Quarter	28.7414	27.6651	27.7049
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6726	26.7958
Fourth Quarter	26.9797	26.1704	26.3255
2007
First Quarter	26.5990	25.9736	25.9860
Second Quarter	26.0426	25.6854	25.7449
Third Quarter	25.8902	24.8588	24.8588
Fourth Quarter	25.0505	24.2850	24.6006
2008
First Quarter	24.7859	23.4511	23.4929
Second Quarter	23.8930	23.3179	23.4446
Third Quarter	25.7442	23.1577	25.6439
Fourth Quarter	29.5807	25.7333	29.4027
2009
First Quarter	36.3701	29.1475	33.9540
Second Quarter	34.1815	30.5471	31.1527
Third Quarter (through August 24, 2009)	32.7668	30.7320	31.3849

Russian ruble January 1, 2004 to August 24, 2009 (expressed as RUB per 1 USD)

August 2009	Page 12

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

INR (INR / 1 USD)	High	Low	Period End
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter (through August 24, 2009)	49.0825	47.5175	48.6150

Indian rupee January 1, 2004 to August 24, 2009 (expressed as INR per 1 USD)

August 2009	Page 13

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

CNY (CNY / 1 USD)	High	Low	Period End
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5036	7.5105
Fourth Quarter	7.5276	7.3036	7.3036
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter	6.8871	6.8171	6.8277
2009
First Quarter	6.8519	6.8270	6.8339
Second Quarter	6.8372	6.8192	6.8305
Third Quarter (through August 24, 2009)	6.8362	6.8301	6.8314

Chinese renminbi January 1, 2004 to August 24, 2009 (expressed as CNY per 1 USD)

August 2009	Page 14

“BRIC” Currency-Linked Capital Protected Notes due May 31, 2012
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for currency-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for currency-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for currency-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for currency-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

August 2009	Page 15